Exhibit 19.1

SILVERCREST ASSET MANAGEMENT GROUP INC.

INSIDER TRADING POLICY

I. Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to reduce the risk that members of the Board of Directors (“Directors”), officers, other employees, and consultants of Silvercrest Asset Management Group Inc. (together with its subsidiaries and any and all subsidiaries formed or acquired in the future, the “Company”) and members of their immediate families who share the same household as the Director, officer, employee, or consultant (each member of such immediate family or any family member who shares the same household, referred to herein as a “Family Member”) might be found to have engaged in insider trading in violation of applicable securities laws. This Policy is intended to supplement (and not replace) the Policies and Procedures Regarding Inside and Proprietary Information of Silvercrest Asset Management Group LLC as to the Associated Persons subject to that policy. Insider trading may result in unfair manipulation of the market in the Company’s Class A Common Stock, par value, $0.01 per share (the “Class A Common Stock”), and may adversely affect the value of the Class A Common Stock. It may also expose the Company to potential liability. This Policy sets the parameters for when trading in Class A Common Stock is appropriate, but it is not intended to be a comprehensive review of the laws of insider trading.

This Policy applies to all of the Company’s Directors, officers, employees, consultants and their Family Members (each such individual referred to herein as a “Covered Person”). Covered Persons are responsible for informing their respective Family Members of their obligations under this Policy.

II. General Trading Policy

As a general rule, it is against the law to buy or sell any securities while in possession of material non-public information relevant to that security (sometimes called “inside information”), or to communicate such information to others who trade on the basis of such information (commonly known as “tipping”).

Information is “material” as to a security if a reasonable investor would consider the information significant in deciding whether to buy, hold or sell the security, i.e., any information that might affect the price of the security. Examples of events or developments that should be presumed to be “material” with respect to the Class A Common Stock would include the following:

•
knowledge of the Company’s earnings or revenue results or projections not yet disclosed to the public;
•
knowledge of a trend in the Company’s revenues or earnings not yet fully disclosed to the public;
•
significant or material legal exposure due to actual, pending or threatened litigation;
•
any merger or acquisition negotiations, agreements or transactions involving the Company or any of its subsidiaries, regardless of whether the Company or any of its subsidiaries is the potential acquiror or target of any such merger or acquisition;
•
purchase or sale of substantial assets (including licenses to intellectual property);

•
any purchase or sale by the Company of its own securities, including, without limitation, any proposed public offering by the Company;
•
changes in senior management or other major personnel changes;
•
changes in dividend policy, declaration of a stock split or the offering of additional securities;
•
changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s audit report; or
•
other significant corporate transactions.

These examples are illustrative only and are not intended to constitute an exhaustive list of all items that can be considered material information. Both positive and negative information can be material.

Information is “non-public” as to a security until (a) it has been effectively communicated to the marketplace via a filing with the Securities and Exchange Commission (“SEC”), a publicly available call and webcast, a press release, or other appropriate news media and (b) enough time has elapsed to permit the investment market to absorb and evaluate the information. In many cases, this process may require the passage of several trading days after any initial disclosure.

Whether a particular item is “material” or “non-public” will be judged in hindsight. You should presume that all information is “material” and “non-public.” Do not hesitate to contact the Compliance Officer with any questions you may have.

Both the SEC and the Nasdaq Stock Market are very effective at detecting and pursuing insider trading cases, and they have aggressively prosecuted such traders and tippers. Employees and others who engage in insider trading or tipping can face a substantial jail term, civil fines up to three times the profit gained (or loss avoided) by that person and/or his or her “tippees,” as well as criminal fines up to $5,000,000. The Sarbanes-Oxley Act of 2002 increased the maximum criminal fine for corporations to $25,000,000. In addition, under the Insider Trading and Securities Fraud Enforcement Act of 1988, the Company and its supervisory personnel may be subject to civil fines up to $1,000,000 or, if greater, three times the profit gained (or loss avoided) as a result of an employee’s violation, as well as significant criminal fines, if they fail to take appropriate steps to prevent illegal insider trading.

The Company’s Board of Directors adopted this policy to reduce any risk that a Covered Person may be found to have engaged in insider trading of Class A Common Stock. It applies to trading in Class A Common Stock by any Covered Person. “Class A Common Stock” includes shares, options, warrants, puts and calls, and other derivative securities related to the Class A Common Stock. “Trading” includes purchases and sales of the Class A Common Stock, options, warrants, puts and calls, and other derivative securities related to the Class A Common Stock.

A Covered Person must not engage in transactions in Class A Common Stock when the Covered Person possesses inside information (i.e., material non-public information) with respect to the Company. In addition, a Covered Person must not communicate such inside information to any person (including Family Members), except persons within the Company who have a legitimate need to know such information and who understand their obligation not to trade on it. Because of the inevitable appearance of impropriety, if Family Members either (i) trade in Class A Common Stock at a time when material information has not been disclosed or (ii) communicate inside information to any person, this Policy applies to Family Members to the same extent as to other Covered Persons. This restriction on “insider trading” is not limited to trading in Class A Common Stock or other securities. It includes trading in the securities of other firms, particularly those that are current or prospective clients of the Company, those with which the Company may currently be negotiating and those parties to potential corporate development transactions.

The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Covered Persons must exercise care to prevent the inadvertent disclosure of confidential information to others and must be careful to avoid discussing any matter that might be sensitive or confidential. Be particularly careful to avoid discussing any matter that might be sensitive or confidential in public places such as lobbies, airports, restaurants, elevators or an internet “chat room” or similar internet-based forums. Discussions of confidential information should occur behind closed doors. Inadvertent “leaks” of confidential information can subject the Company and Covered Persons to prosecution. After material non-public information learned or developed through employment or services with or to the Company has been publicly disclosed through a press release or other official announcement, employees should not trade in the securities until 48 hours following the announcement to allow the market to absorb the information.

Violation of this Policy by any Covered Person is grounds for immediate disciplinary action, potentially including immediate (i) dismissal from the Board of Directors, (ii) termination of employment, or (iii) termination of the consulting relationship, as applicable. Violations of this Policy by a Family Member shall be deemed a violation by the relevant Director, officer, employee, or consultant.

III. Specific Restrictions on Trading in Class A Common Stock

To facilitate compliance with the Company’s general policy against insider trading, the Company has established the following specific restrictions on trading securities of the Company.

A. Blackouts

The Company uses various blackouts to protect its Covered Persons. You may be subject to one or more of the following described blackouts at the same time.

1. Company Blackouts

No Covered Person shall purchase or sell Class A Common Stock:

a. during the period starting at 4:00 p.m. Eastern time on the 2nd business day prior to the end of each fiscal quarter and ending at 4:00 p.m. Eastern time on the third full trading day after the release of the Company’s quarterly or annual earnings results; or

b. during any blackout period announced by the Chief Financial Officer;

provided, however, that this restriction shall not apply to (i) sales made pursuant to a Planned Sale Program (as defined below) that has been properly adopted, amended or modified, as the case may be, in accordance with the provisions set forth in Part E of this Section III and (ii) certain purchases or acquisitions of Class A Common Stock described in Part E of this Section III. These restrictions are referred to as Company Blackouts.

2. Issue-specific Blackouts

Employees who have a need to know material non-public information on a case-by-case basis are subject to more extensive restrictions than other Covered Persons due to the material non-public information that they may possess or that they may be expected or perceived to possess. These increased restrictions are referred to as Issue-specific Blackouts. Covered Persons subject to Issue-specific Blackouts shall not purchase or sell Class A Common Stock at any time from the moment that they are so notified by the Chief Financial Officer of the Company until they are notified by the Chief Financial Officer that the Issue-specific Blackout has been lifted, provided, however, that this restriction shall not apply to (i) sales made pursuant to a Planned Sale Program that has been properly adopted, amended or modified, as the case may be, in accordance with the provisions set forth in Part E of this Section III and (ii) certain purchases or acquisitions of Class A Common Stock described in Part E of this Section III.

B. Pre-Clearance

Transactions by certain Covered Persons

Subject to the exceptions set forth in this Part B and Part E of this Section III, no Director, officer, any other employee designated by the Chief Financial Officer from time to time as requiring pre-clearance of trades, or any Family Member of any of the foregoing, shall purchase or sell Class A Common Stock without the prior written approval (e-mail is acceptable) of the Chief Financial Officer (or, in the event the Chief Financial Officer is seeking approval, then the Chief Executive Officer).

Planned Sale Programs (Adoptions, Amendments, or Modifications)

Shares of Class A Common Stock may be sold pursuant to the terms of a binding contract, written instruction or written plan (a “Planned Sale Program”) for the purchase or sale of shares of Class A Common Stock that complies with the guidelines set forth in Section (c) of Rule 10b5-1 (as amended and in effect from time to time) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and only if the Covered Person or Family Member has notified the Chief Financial Officer of the existence of Planned Sale Program by completing, executing and delivering the Planned Sale Program Notification and Agreement attached hereto as Exhibit A. A Rule 10b5-1 plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Once the plan is adopted, the Covered Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. All Rule 10b5-1 plans may be adopted only when the Covered Person is not aware of any material nonpublic information and not during a Company Blackout period. The adoption, amendment or modification of Planned Sale Programs by Directors, officers, any other employee designated by the Chief Financial Officer from time to time as requiring pre-clearance of trades, or any Family Member of the foregoing, must be pre-approved by the Chief Financial Officer, or if unavailable, the Chief Executive Officer. Requests shall be submitted to the Chief Financial Officer, or if unavailable, the Chief Executive Officer, at least two (2) business days prior to the expected transaction or adoption, amendment or modification of a Planned Sales Program.

C. No Hedging, Monetization Transactions or Pledging

Certain forms of hedging or monetization transactions (such as zero-cost collars) are complex transactions that can present unique insider trading risks. Therefore, the Company prohibits its Covered Persons from engaging in such transactions. Covered Persons are also prohibited from holding the Class

A Common Stock in a margin account or otherwise pledging the Class A Common Stock as collateral for a loan.

D. No “Short Sales”

“Short sales” of Class A Common Stock by any Covered Person are absolutely prohibited. Generally, a “short sale” is a sale of or other transaction in a security in the hopes of a price decline that will allow repurchase at a lower price. Accordingly, “short sales” for the purpose of this policy include transactions in which the Covered Person (or any of his or her affiliates or Family Members) does not own Class A Common Stock at the time of the sale, as well as those in which the Covered Person (or any of his or her affiliates or Family Members) owns Class A Common Stock, but plans to deliver shares other than his or her own shares in connection with the sale of Class A Common Stock (a.k.a. selling short against the box). In addition, a Covered Person must not trade in options to buy or sell Class A Common Stock or buy put options when the seller does not own at least the number of shares underlying the put option. The restrictions in this paragraph do not apply to “variable prepaid forward” contracts or similar arrangements, provided that the Company’s Chief Financial Officer has had an opportunity to review the terms of such arrangement in order to confirm that it otherwise complies with this Policy.

E. Exceptions to Restrictions

Exercises of Call Options and Equity Incentive Plans

The blackout restrictions set forth in Part A and pre-clearance requirement in Part B of this Section III do not apply to exercises of stock options in which a Covered Person purchases shares of Class A Common Stock pursuant to such stock options. These sections also do not apply to purchases or acquisitions of Class A Common Stock by Covered Persons as a result of awards or grants made under the Company’s equity incentive plans or the settlement of any restricted stock units awarded or granted under the Company’s equity incentive plans. All sales of shares purchased or acquired pursuant to exercises of stock options, grants or awards made under the Company’s equity incentive plans or the settlement of restricted stock units awarded or granted under the Company’s equity incentive plans, however, are subject to the restrictions set forth in Part A and Part B of Section III of this Policy. In particular, and without limitation, so-called “cashless exercises” include both exercises of options and an immediate sale of stock acquired via the option exercise; therefore, “cashless exercises” are subject to the restrictions set forth in Part A and Part B of Section III of this Policy.

Planned Sale Program

As mentioned above, shares of Class A Common Stock may be sold pursuant to the terms of a Planned Sale Program, subject to Section III Part B. Planned Sale Programs cannot be adopted, amended or modified during a Company Blackout or any applicable Issue-specific Blackout or at any time when sales made pursuant to the Planned Sale Program would be in violation of applicable securities laws. For information on setting up, amending or modifying a Planned Sale Program, please contact the Chief Financial Officer.

Certain Transfers

The restrictions set forth in this Section III do not apply to bona fide gifts of Class A Common Stock by a Covered Person to a trust formed for estate-planning purposes or a family limited partnership, charitable foundation or similar entity, if and only if investment and voting decisions of such organization are controlled by the transferor Covered Person and the transferor Covered Person has confirmed in writing that he/she will not permit the transferee to sell or otherwise transfer Class A Common Stock during a Blackout Period and has notified the Chief Financial Officer of the transfer by completing, executing and delivering the “Transfer Notification and Agreement” attached hereto as Exhibit B.

F. General Restrictions

The restrictions set forth in this Policy apply to the purchase or sale of Class A Common Stock for any fiduciary account (e.g., trustee, executor, custodian) with respect to which the Covered Person makes the investment decision, regardless of whether the Covered Person has any beneficial interest in the account.

The general restrictions on trading on insider information in Section III apply in all situations, whether or not they are within the scope of this Section III. Moreover, the fact that a securities transaction subject to this Section III is approved by the Chief Financial Officer does not excuse the person effecting the transaction from assuring that he or she complies with the legal responsibilities described in Section II.

IV. Additional Requirements and Restrictions for Directors and Officers (Section 16 Reporting Requirements)

Directors and certain officers are subject to certain reporting requirements, trading restrictions and “short swing” profit recovery provisions under Section 16 of the Exchange Act. Each Director and each officer subject to Section 16 of the Exchange Act (a “Section 16 Officer”) must report changes of beneficial ownership of the Company’s equity securities on a Form 4 electronically filed with and received by the SEC before the end of the second business day following the day on which the transaction occurs (the trade date, not the settlement date). Transactions that must be reported on a Form 4 by Directors or Section 16 Officers pursuant to Section 16 of the Exchange Act include, without limitation, stock purchases and sales, stock option exercises, stock and option grants, restricted stock grants and most other equity compensation transactions.

In order to ensure compliance with Section 16 reporting requirements, each Director or officer must immediately report to the Chief Financial Officer upon execution details of every transaction involving Class A Common Stock and stock options, including gifts, transfers, and all transactions made pursuant to Planned Sale Programs.

V. Confidentiality

Unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Class A Common Stock, may cause the Company serious problems. Covered Persons must not discuss internal business matters or developments with anyone who is not a Covered Person, except as required and authorized for directors, officers, employees, and consultants in the performance of regular corporate duties.

This prohibition applies specifically, but not exclusively, to inquiries about the Company which may be made by members of the financial press, investment analysts, or others in the financial community. It is very important that all such communications on behalf of the Company be made through an appropriately designated individual under carefully controlled circumstances. If you receive any inquiries of this nature, unless you are expressly authorized to the contrary, you should decline comment and refer the inquirer to the General Counsel. Specifically, members of the Board of Directors will send and receive electronic communications regarding the business of the Board through the Silvercrest electronic mail addresses made available to them for use. No electronic communications regarding the business of the Board or the Company will be delivered using the following channels:

(i) via personal or home E-Mail or fax machines;

(ii) via text messages to/from a personal mobile phone number; and

(iii) in chat-rooms, on message boards, blogs, micro-blogs, and other postings (including without limitation on Twitter, Facebook, LinkedIn and other social or business networking sites and providers).

VI. Disclaimer of New Liability

This Policy is not intended, and shall not be deemed, to impose on the Company or Covered Persons any civil, criminal or other liability that would not exist in the absence of this Policy.

VII. Policy Update

This Policy was adopted on November 2, 2012 and amended on June 8, 2023 and October 29, 2025. This Policy may be republished. All Covered Persons will receive electronic updates.

Summary of Limitations on Trading

Program Element	When	Who
Company Blackouts

1. Starting at 4:00 p.m. Eastern Standard Time on the 2nd business day prior to the end of each fiscal quarter and ending at 4:00 p.m. on the trading day following three (3) full trading days after the release of the Company’s quarterly or annual earnings results; and

2. On an as needed basis, determined by the Chief Financial Officer.

1. All employees 2. All officers 3. All Directors 4. All consultants 5. All Family Members of the foregoing Trading limitation not applicable to sales pursuant to Planned Sale Program
Issue-specific Blackouts	On an as needed basis

1. Only those Covered Persons who have a need to know the specific material non-public information (and Family Members of the foregoing)

Trading limitation not applicable to sales pursuant to Planned Sale Program

Pre-clearance	Year-round

1. All Section 16 reporting persons (i.e., Directors and Section 16 Officers)

2. Other employees designated by the Chief Financial Officer

3. All Family Members of the foregoing

Trading limitation not applicable to sales pursuant to Planned Sale Program

No Hedging	Year-round	All Covered Persons
No “Short Sales”	Year-round	All Covered Persons

Planned Sale Programs (i.e., 10b5-1 Plans):

● Can only adopt, amend or modify them when there is no applicable blackout in effect

● Allows for sales during blackouts

● Allows for sales without pre-clearance

● Not mandatory for any employee, but strongly encouraged for all employees who have an intent to sell Class A Common Stock

SILVERCREST ASSET MANAGEMENT GROUP INc.

Acknowledgment

I have read, understand and agree to abide by the Silvercrest Asset Management Group Inc. Insider Trading Policy.

Signed:

Please Print Name

Date:

Exhibit A

SILVERCREST ASSET MANAGEMENT GROUP INc.

PLANNED SALE PROGRAM NOTIFICATION AND AGREEMENT

Deliver to: Chief Financial Officer of Silvercrest Asset Management Group Inc.

The undersigned hereby notifies Silvercrest Asset Management Group Inc. (the “Company”) that, on , the undersigned either entered into a binding contract with,

(Insert Date – MM/DD/YY)

or gave written instructions to or, adopted a written (Insert name of broker)

plan (each a “Planned Sale Program”) for the purchase / sale of shares of Class A Common Stock of

(Circle one)

the Company that complies with the guidelines set forth in Section (c)(1)(i)(B) of Rule 10b5-1 (as amended and in effect from time to time) promulgated under the Securities Exchange Act of 1934, as amended.

The undersigned hereby represents and warrants to the Company that the Planned Sale Program:

(1) specifies that (Insert “amount” as defined in Section (c)(1)(iii)(A) of Rule 10b5-1)

shares of the Company’s Class A Common Stock are to be purchased/ sold at a

(Circle one)

price equal to

(Insert “price” as defined in Section (c)(1)(iii)(B) of Rule 10b5-1)

on ;

(Insert “date” as defined in Section (c)(1)(iii)(C) of Rule 10b5-1)1

(2) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or

(3) does not permit the undersigned to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract or plan, shall exercise such influence shall not have been aware of any material nonpublic information when doing so.

The undersigned undertakes to notify the Company of any alteration of or deviation from the Planned Sale Program (whether by changing the amount, price or timing of the purchase or sale), or if he/she enters into or alters any corresponding or hedging transaction or position with respect to the securities covered by the Planned Sale Program.

Name:_______________________________

Address:_____________________________

Date: _______________________________

1 “Date” means, in the case of a limit order, a day of the year on which the limit order is in force.

Exhibit B

SILVERCREST ASSET MANAGEMENT GROUP INc.

TRANSFER NOTIFICATION AND AGREEMENT

Deliver to: Chief Financial Officer of Silvercrest Asset Management Group Inc.

The undersigned hereby notifies Silvercrest Asset Management Group Inc. (the “Company”) that, on [insert date – MM/DD/YY], the undersigned plans to transfer ________________ shares of Company Class A Common Stock (the “Shares”) to _______________________, a _____________________ [describe nature of entity, such as “charitable foundation” or “family trust”] controlled by the undersigned, in accordance with the subsection entitled “Exception for Certain Transfers” under Section III Part E of the Company’s Insider Trading Policy (the “Policy”).

The undersigned hereby confirms that he/she will not permit _______________________ to sell or otherwise transfer the Shares during a Blackout Period (as such term is defined in the Policy).

Signed:

Please Print Name

__________________________________________

__________________________________________

Please Print Address

Date: __________________________________________